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                                                                    Exhibit 99.1

                SURGE GLOBAL ENERGY, INC. SIGNS LETTER OF INTENT
            TO ACQUIRE 40% WORKING INTEREST IN ALBERTA CANADA ACREAGE

San Diego, CA, February 4, 2005 - Surge Global Energy, Inc. (SRGG.OB) today announced it has signed a letter of intent with Deep Well Oil & Gas, Inc. (DWOG.PK) to enter into a Joint Development and Operating Agreement whereby Surge will obtain a 40 percent working interest in Deep Well's oil and gas leasehold interests in the Sawn Lake area of Alberta, Canada. Surge said it will pay $10 million in cash and approximately 33% of its outstanding common stock in stages upon the occurrence of certain events.

David Perez, Chairman & Chief Operating Officer of Surge, noted that Deep Well's 80 percent undivided interest in the properties involved is estimated to contain 820 million barrels of heavy oil reserves in place. Surge would be acquiring an interest in 328 million barrels of heavy oil in place. No estimates have been made of the recoverability of the oil in place although actual recovery of oil in place is conservatively placed at 10%.

The terms of the agreement will include a $5 million cash payment to Deep Well upon the later of 30 days after signing the Formal Agreement and the registration of the lease transfer documents with the Government of Alberta become effective; in addition Surge will issue to Deep Well one-third (33%) of its outstanding common stock on a fully diluted basis, and an additional $5 million cash payment if the first two wells produce aggregate production of 400 barrels of oil per day during a seven-day period.

Surge CEO Fred Kelly said that, "We believe we will be able to obtain a very significant amount of heavy oil reserves and we believe our technical expertise and the capital we will bring to Deep Well will help expedite the drilling and production."

Deep Well President and CEO Steven Gawne noted, "This agreement will help us exploit and develop our properties which we believe contain major reserves of heavy oil. We look forward to working with Surge in commencing the drilling and primary production of oil in place."

The companies said the deal is subject to due diligence, finalizing the formal agreement, and approval by their boards of directors.

Surge Global Energy, Inc. with headquarters in San Diego, California is an oil and gas exploration and development company which holds working interests in prospects in Argentina. Additionally, Surge has established an operational base in Calgary where it is actively pursuing oil and gas opportunities in the Western Canadian Sedimentary Basin.

For more information on the Company please visit www.SurgeGlobalEnergy.com

CONTACT:
     Surge Global Energy Inc.
     David Perez, COO at  1-858-704-5010
     David@SurgeGlobalEnergy.com



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THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITH RESPECT TO EXPECTED
CAPITAL, INVESTMENT AND EXPLORATION SPENDING, FUTURE DRILLING PLANS, POSSIBLE RESERVE ADDITIONS, THE TIMING AND LEVELS OF PRODUCTION, A PLAN FOR DEVELOPMENT AND OPERATION OF THE SAWN LAKE OIL FIELDS, AND THE ANTICIPATED STARTUP DATE OF PROJECT. SOME FACTORS THAT COULD POTENTIALLY AFFECT THE EXPLORATION AND DRILLING ACTIVITIES, POSSIBLE RESERVE ADDITIONS, THE TIMING AND LEVELS OF PRODUCTION, AND THE SAWN LAKE OIL FIELDS DEVELOPMENT INCLUDE PRICING, SUPPLY AND DEMAND FOR PETROLEUM PRODUCTS, AMOUNT OF CAPITAL AVAILABLE FOR EXPLORATION AND DEVELOPMENT, OCCURRENCE OF ACQUISITIONS/DISPOSITIONS OF OIL AND GAS PROPERTIES, REGULATORY CONSTRAINTS, TIMING OF COMMENCING PRODUCTION FROM NEW WELLS, DRILLING RIG AVAILABILITY, UNFORESEEN HAZARDS SUCH AS WEATHER CONDITIONS, ACTS OF WAR OR TERRORIST ACTS AND THE GOVERNMENTAL OR MILITARY RESPONSE THERETO, AND OTHER GEOLOGICAL, OPERATING AND ECONOMIC CONSIDERATIONS. IN ADDITION TO THE FOREGOING FACTORS, THE PLAN FOR DEVELOPMENT AND OPERATION OF THE SAWN LAKE OIL FIELDS MAY BE AFFECTED BY DELAYS IN OBTAINING ALBERTA ENERGY DEPARTMENT REGULATORY APPROVAL. THE FORWARD-LOOKING INFORMATION RELATED TO RESERVE ADDITIONS IS ALSO BASED ON CERTAIN ASSUMPTIONS, INCLUDING, AMONG OTHERS, PRESENTLY KNOWN PHYSICAL DATA CONCERNING SIZE AND CHARACTER OF RESERVOIRS, ECONOMIC RECOVERABILITY, TECHNOLOGY DEVELOPMENT, FUTURE DRILLING SUCCESS, PRODUCTION EXPERIENCE, INDUSTRY ECONOMIC CONDITIONS, LEVELS OF CASH FLOW FROM OPERATIONS AND OPERATING CONDITIONS. FACTORS THAT COULD AFFECT THE PROPOSED SAWN LAKE OIL FIELDS PROJECT INCLUDE UNFORESEEN PROBLEMS ARISING FROM CONSTRUCTION, INABILITY OR DELAY IN OBTAINING NECESSARY GOVERNMENT AND THIRD PARTY APPROVALS, UNANTICIPATED CHANGES IN MARKET DEMAND OR SUPPLY, ENVIRONMENTAL ISSUES, AND UNFORESEEN HAZARDS SUCH AS WEATHER CONDITIONS. THE FOREGOING FACTORS (AMONG OTHERS) COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. IN ACCORDANCE WITH THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, SURGE GLOBAL ENERGY INC. HAS INCLUDED IN ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003, AND SUBSEQUENT FORMS 10-Q AND 8-K, CAUTIONARY LANGUAGE IDENTIFYING OTHER IMPORTANT FACTORS, THOUGH NOT NECESSARILY ALL SUCH FACTORS, THAT COULD CAUSE FUTURE OUTCOMES TO DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS.